                                                                    Exhibit 12.1
                         YORK INTERNATIONAL CORPORATION

        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (dollar amounts in thousands)

                                                                                                      Three Months
                                                           Years Ended December 31,                  Ended March 31,
                                                -----------------------------------------------      ---------------
                                                1996       1997      1998       1999       2000      2000       2001
                                                ----       ----      ----       ----       ----      ----       ----

Earnings (loss) before taxes and
 cumulative effect of
 accounting change                            $204,463    78,468    187,303    118,082    120,969    37,449    (8,738)
Distributed income of equity affiliates          1,462     1,238        542      1,035      4,782     2,919     1,626
Interest expense                                34,544    40,876     41,527     61,150     81,587    19,874    19,949
Interest component of rental expense             5,590     5,036      5,797      6,487      6,874     1,622     1,719
Less: Equity in earnings of affiliates            (623)   (5,342)      (126)    (5,660)    (6,368)   (1,426)     (102)
                                              --------   -------    -------    -------    -------    ------    ------
                                              $245,436   120,276    235,043    181,094    207,844    60,438    14,454
                                              ========   =======    =======    =======    =======    ======    ======

Interest expense                                34,544    40,876     41,527     61,150     81,587    19,874    19,949
Interest component of rental expense             5,590     5,036      5,797      6,487      6,874     1,622     1,719
                                              --------   -------    -------    -------     ------    ------    ------
                                              $ 40,134    45,912     47,324     67,637     88,461    21,496    21,668
                                              ========   =======    =======    =======     ======    ======    ======

Fixed charge coverage ratio                        6.1       2.6        5.0        2.7        2.3       2.8       0.7
                                              ========   =======    =======    =======     ======    ======    ======

Additional earnings of $7,214 for the three months ended March 31, 2001 would increase the ratio of earnings to fixed charges to 1.0.